EXHIBIT 99.3

Letter to Shareholders

In the third quarter, TerraForm Power’s results demonstrated the benefits of its diversified asset base. Strong wholesale power prices drove an increase in market revenues in Spain, which helped offset lower production from our North American wind fleet. Overall, our CAFD increased to $46 million from $19 million in the same period last year, primarily due to the contribution from our European platform.

Since the beginning of the year, we have made great strides in extracting additional cash flow from our existing assets. Once we fully implement our long-term service agreements (“LTSAs”) with GE, we expect to deliver significant cost savings, improve the performance of our fleet to our long-term expectation and further increase our wind output through deployment of GE’s proprietary technology. Additionally, we are in process of renegotiating the operations and maintenance contracts of Saeta’s wind fleet and executing our performance improvement plan to increase production of our solar fleet in North America.

As we look forward, we are turning our focus to deploying capital to grow our business. We have a portfolio of organic growth opportunities, including repowerings of selected wind assets, that we are continuing to progress. Additionally, we have ramped up our pipeline of add-on acquisitions, which will be an important driver of growth that leverages our business development and operational scale in North America and Europe.

Operations

We are pleased to report that we completed the battery replacement project at our KWP II wind farm in Hawaii on budget and ahead of schedule. We successfully commissioned the lithium ion batteries in October. In addition, we have been working diligently to implement the framework agreement with GE for turbine O&M and balance of plant services for our 1.6 GW North American wind fleet. We are putting in place all of the project-level agreements, and we are completing necessary repair of wind turbine blades as well as other “catch up” work from prior years in preparation for handover. In parallel, we are working to obtain lender and tax equity partner consents to change operators, and in certain situations, we are in negotiations with current service providers for early termination of our existing service contracts. We expect full implementation of the LTSAs within the first half of 2019. Finally, we recently launched a competitive process to reduce O&M costs and strengthen performance guarantees associated with Saeta’s wind fleet. We expect to finalize this process in the fourth quarter of 2018 and enter into long-term contracts that generate savings of at least 15% compared to existing costs.

We commenced our solar performance improvement plan this summer. After performing irradiation scans of our North American assets, we identified opportunities to increase production by at least 52 GWh to achieve our long term average production. We are now working on business cases to quantify the required capital investment and the corresponding revenue increase that is achievable. Following an analysis of an initial subset of high priority facilities, we have implemented remediation plans to restore 45 GWh of production, which we believe equates to $7.5 million in additional annual revenue. We will continue our business case analysis on the remaining assets, and we believe there is significant additional revenue upside. We expect to have the solar fleet performing at our LTA targets by the end of the first quarter of 2019.

Growth Initiatives

We have been pursuing a number of strategies to build our acquisition pipeline. We believe that there is a consolidation play in Spanish renewables, which is very fragmented with many assets owned by private, under-capitalized developers. We believe that we can acquire assets at prices that yield attractive returns and extract cost synergies by integrating these assets into our European platform. Following the recent election, we are evaluating a number of opportunities to invest in Mexican renewables. Particularly after the decision to cancel the new Mexico City airport, we believe there is greater uncertainty, which may translate to attractive risk-adjusted returns.

Financial Results

In the third quarter, our portfolio delivered Adjusted EBITDA, Net Loss and CAFD of $197 million, $19 million and $46 million, respectively. This represents an increase in Adjusted EBITDA of $87 million, a decrease in Net Loss of $17 million and an increase in CAFD of $27 million, compared to the same period last year. The increase in our results primarily reflects a full quarter contribution from the Saeta acquisition. Savings in corporate interest expense resulting from our Q4 2017 refinancing initiatives were largely offset by lower wind incentive revenue in the Northeast, timing of incentive revenue invoicing, and the impact of ongoing maintenance to prepare the wind fleet for LTSA implementation.

North American wind production was slightly higher than Q3 2017, though at levels significantly below our long-term averages. While poor wind resource, particularly in Hawaii and the Midwest, was the main driver, revenues were also impacted by greater than normal maintenance, which will be largely mitigated upon full implementation of our LTSAs with GE. Our European platform performed in-line with expectations, with lower than expected solar resource offset by higher than expected market revenues due to wholesale electricity prices in Spain which year-to-date have averaged 10% higher than the prior year.

In the past few months, there were four hurricanes or tropical storms that impacted regions in which we own assets. In each instance, our emergency preparedness plans were in effect prior to the storms making landfall. The impact of these storms on our assets was minimal, and all of our assets were back online shortly after the storm events.

Liquidity Update

During the quarter, we made progress on the $350 million non-recourse debt financing plan for the Saeta acquisition. In September, we closed the second project financing of certain of our unencumbered assets in the U.S., yielding net proceeds of ~$77 million. The financing is a fully amortizing structure with a final maturity of 14 years and a very attractive coupon of 4.64% that implies a spread over U.S. treasuries of 165 basis points. In September, we closed a €50 million upfinancing of the Montegordo wind farm in Spain, yielding net proceeds of €12 million and optimizing the project’s CAFD profile. The loan is fully amortizing with a final maturity of 12 years and a blended interest rate of approximately 4.2%. Additionally, we recently launched a financing of a portfolio of utility scale and distributed solar assets from which we are targeting to raise approximately $100 million, with an expected close in the fourth quarter. Over the next three months, we plan to launch the final project financing to raise the balance of the $350 million of proceeds. Once the financings are completed, Terraform Power’s liquidity will be restored to over $900 million, providing significant dry powder to invest in attractive opportunities that we find within the sector.

Finally, in early October, we made certain amendments to our existing $600 million revolver to bring pricing in-line with our Term Loan B. We extended the tenor by two years (through 2023), refreshed the $150 million accordion feature, and reduced commitment fees by 12.5 basis points and the drawn spread by 75 basis points. We also cancelled Saeta’s €120 million revolving credit facility. Together, these actions are expected to yield ~$3 million of annual interest savings on a run-rate basis.

Overview of Spanish Regulatory Framework

Since it is the first full quarter of contribution from our European platform, we thought it would make sense to do a deep dive into the Spanish regulatory framework, which is expected to comprise approximately 34% of TerraForm Power’s consolidated revenue. Under the Spanish regulatory framework, revenues have three components:

1)	Return on Investment: All renewable power plants receive a monthly capacity payment. This capacity payment, when combined with margin from the market revenues forecasted by the regulator, is sized to allow the generator to earn the regulated rate of return (currently 7.4%) on its deemed capital investment. The Return on Investment is recalculated every three years. Since the capacity payment is a fixed payment, it is very stable, with no volume or price risk. Historically, this revenue stream has comprised in the range of 65% of our regulated revenue.

2)	Return on Operation: Applicable only to our concentrated solar power plants (“CSP”), this revenue stream consists of an additional payment for each MWh produced to recover deemed operating costs that are in excess of market revenue forecasted by the regulator, such that the margin on forecasted market revenues is equal to zero. The Return on Operations is recalculated every three years. Aside from the volumetric risk associated with production, this revenue stream has no market price risk and has historically comprised less than 10% of our regulated revenue.

3)	Market Revenue: Renewable power plants sell power into the wholesale market and receive the market-clearing price for all MWhs they produce. Although this revenue stream is subject to both volume and market price risk, its impact on overall revenues is mitigated by the reset of the Return on Investment every three years. Market revenues historically comprise in the range of 25% of our regulated revenue yet only 8% of TerraForm Power’s consolidated revenues.

Every three years, the regulated components of revenue (i.e., the Return on Investment and Return on Operations) are reset in order to mitigate the overall variability of revenues. Based on market conditions, the regulator updates its market price forecast. Since the combination of margin from market revenues forecasted by the regulator and the regulated components of revenue are sized to equal the regulated return, the Return on Investment and Return on Operations are reset accordingly. Furthermore, to the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets. Over time, this adjustment dampens the impact of wholesale price variability.

Every six years, the regulated rate of return may be reset to a level that allows generators to earn a fair rate of return in light of market conditions. The regulator may take factors such as interest rates, the equity market premium, etc. into account when making its recommendation, and any change to the regulated rate of return must be proposed by the Spanish government and approved by a decree of parliament. To the extent there is no decree of parliament, the regulated rate of return will remain unchanged. In early November, after receiving input from stakeholders, the regulator made a final non-binding recommendation to reset the regulated rate of return to 7.09% from the current 7.40%. Based on this recommendation and other considerations, parliament may decide to change the regulated rate.

With the acquisition of Saeta, TerraForm Power has further solidified its cash flow, with over 95% of its revenue either under long term contract or benefiting from a regulated framework. Approximately 38% of TerraForm Power’s revenue is generated from wind assets, 29% from solar assets and 34% from wind and solar assets under the Spanish regulatory framework. In addition to the geographic diversity across North America and Europe, capacity payments account for over 20% of TerraForm Power’s revenues.

Regulatory Update

In September, California enacted legislation that establishes a framework for the California Public Utilities Commission to decide the amount of wildfire-related liability that utilities can pass on to ratepayers. While the legislation establishes a cap on utility shareholder exposure to wildfire losses under most circumstances, it provides that utilities can still be held accountable for a fire if its infrastructure is substantially involved in an incident. While the legislation was considered credit positive for California utilities, all three rating agencies have recently downgraded PG&E – the California utility with the largest potential wildfire liability. In total, 12% of our MW under long term contracts have counterparties that are California utilities. But with less than 1% of our MW and projected revenue contracted specifically with PG&E, TerraForm Power’s exposure to this potential credit risk is minimal.

In early October, the Spanish Government suspended the 7% generation tax through Q1 2019, subject to Parliamentary approval. The intent of the action is to reduce wholesale market prices and, as a result, the rates that residential customers pay for power. Since the generation tax is a significant component of generators’ cost structure, policy makers expect that this will reduce their bidding price in the wholesale market. Furthermore, the suspension of the generation tax will be combined with reductions in the regulated components of revenue by a commensurate amount. Thus, the value of the generation tax will be passed on to ratepayers and will have neutral impact on our regulated assets over the long term.

Outlook

With strong consumer sentiment and greater than expected increases in corporate profits, U.S. economic growth continues to be robust. GDP growth was 3.5% for the third quarter and expectations are for growth of 3.1% for the year. With the U.S. unemployment rate at its lowest level in nearly 50 years, many analysts expect long-anticipated wage increases to put upward pressure on inflation. In light of recent economic data, the U.S. Federal Reserve has indicated that it will likely continue raising interest rates. In October, the 10-year U.S. Treasury Notes reached a yield of nearly 3.2%, triggering increased volatility in the equity market. In Europe, economic growth has stabilized with third quarter GDP growth of 1.7% and expectations for the full year hovering around 2%. However, in Spain and Portugal, GDP growth rates remain above the European average. Emerging inflationary pressures driven by falling unemployment, wage growth, and higher oil prices have pushed the European Central Bank to taper its Quantitative Easing program, with the goal of ending it entirely by the end of 2018. Nonetheless, interest rates in Europe remain exceedingly low, with the 10-year Bund hovering just below 0.5%.

Overall, we believe that Terraform Power is well-positioned to execute its business plan across a range of economic outcomes. Over 85% of our debt is fixed rate with no material maturities in the next 4 years, insulating our cash flow from rising rates. Our objective is to grow our dividend by 5% to 8% per year. In our five-year plan, we seek to accomplish this through cost savings, improved performance of our assets, and a modest amount of investment in growth. With our current dividend yield plus our targeted growth, we believe that we can deliver a total return that is attractive to investors, even in a rising interest rate environment. Over the past months, we have been working hard to build up our business development pipeline. For all add-on acquisitions, we will remain disciplined and seek to achieve our targeted returns on equity. To the extent we pursue any larger scale acquisitions, we will use our five-year plan as a yardstick to measure accretion.

Finally, the Board of Directors of TerraForm Power is pleased to announce the appointment of Michael Tebbutt as Chief Financial Officer, effective Monday, November 12th. Michael is a Chartered Accountant and first joined Brookfield Asset Management in 2011. He has held a series of senior finance positions within the group, previously serving as Chief Financial Officer of Brookfield Properties U.S. retail business and Brookfield Infrastructure’s Asia Pacific operations. Michael succeeds Matthew Berger, who is rejoining Brookfield Property Group. We want to thank Matt for all of his hard work and contributions over the past year.

As always, we are grateful for your continued support and look forward to updating you on our progress in the coming quarters.

Sincerely,

John Stinebaugh

Chief Executive Officer

November 8, 2018